Registration No. 333-97801
                                                                 ---------
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         POST-EFFECTIVE AMENDMENT NO. 1

                           VIRILITEC INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

           Delaware                                          11-3447894
----------------------------                             -----------------
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                          Identification No.)

               236 Broadway Avenue, Suite 201, Brooklyn, NY 11211
               (Address of Principal Offices, including Zip Code)

            VIRILITEC INDUSTRIES, INC. NONSTATUTORY STOCK OPTION PLAN
                            (Full Title of the Plan)

                                   Bella Roth
                         236 Broadway Avenue, Suite 201
                               Brooklyn, NY 11211
                     (Name and address of agent for service)

                            (800) 775-0712, Ext. 4144
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

                                               Proposed maximum          Proposed maximum
Title of securities     Amount to be            offering Price          aggregate offering       Amount of
to be registered         registered              per share (1)               price (2)       registration fee
Common stock            4,000,000                 $.08                  $320,000.00               $29.44
Par value $.0001

     (1) Pursuant to Rule 416, this Registration Statement also covers such additional securities as may become issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, as amended, (the "1933 Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

     (2) Estimated in accordance with Rule 457(c) and (h) of the 1933 Act, solely for the purpose of calculation of the registration fee. The proposed maximum aggregate offering price was calculated as follows: 4,000,000 shares multiplied by $.08 (the average of the high and low prices reported on the NASDAQ for one share of common stock, par value $.0001 per share, of Virilitec Industries, Inc., on August 1, 2002)


                                EXPLANATORY NOTE

     Virilitec Industries, Inc., a Delaware corporation, ("Virilitec") filed a Registration Statement in accordance with the requirements of Form S-8 under the 1933 Act, to register certain shares of common stock, $.0001 par value per share (the "Common Stock"), which have been authorized and reserved for issuance under the Virilitec Industries, Inc. 1998 Stock Option Plan (the "Plan"). This post-effective amendment is being filed for the purpose of adding a reoffer prospectus prepared in accordance with the requirements of Form S-3 pursuant to General Instruction 3 to Form S-8.

Prospectus
                        3,000,000 Shares of Common Stock
                                       of
                           VIRILITEC INDUSTRIES, INC.
                        ---------------------------------

     This Prospectus relates to an aggregate of 3,000,000 shares of the common stock, par value $0.0001 per share, of Virilitec Industries, Inc. The common stock may be sold by the selling shareholder identified herein under "Selling Stockholders." The Company will not receive any part of the proceeds from the sale of any of these shares by the selling stockholder.

          The securities offered hereby involve a high degree of risk.
                     See "risk factors beginning on page 2."

          Our securities are quoted on the OTC Bulletin Board under the symbol VRLT.

                       ---------------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ---------------------------------


                 Our principal executive offices are located at
                         236 Broadway Avenue, Suite 201
                 Brooklyn, New York 11211. Our telephone number
                    at that address is 800-775-0712 Ext. 4144

                  The date of this Prospectus is June 27th, 2003

                                TABLE OF CONTENTS

                                                                                                              Page No.

         THE COMPANY..............................................................................................5


         RISK FACTORS  ...........................................................................................5


         USE OF PROCEEDS  ........................................................................................7


         SELLING SHAREHOLDERS  ...................................................................................7


         PLAN OF DISTRIBUTION  ...................................................................................7


         EXPERTS  ................................................................................................7


         INCORPORATION OF CERTAIN
         DOCUMENTS BY REFERENCE  .................................................................................8


         AVAILABLE INFORMATION  ..................................................................................9


         DISCLOSURE OF COMMISSION POSITION ON
         INDEMNIFICATION FOR SECURITIES ACT LIABILITIES  .........................................................9

     No person has been authorized by the company to give any information or to make any representations not contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been so authorized. This Prospectus does not constitute an offer of any interest in the shares of the company in any state or other jurisdiction where such offer would be unlawful. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create an implication that the information herein is correct as of any time subsequent to its date.

                                   THE COMPANY

     Virilitec Industries, Inc. is a Delaware corporation formed for the purpose of licensing and distributing a line of bioengineered virility nutritional supplements designed to enhance to enhance human male sperm count and potency. This product has not been clinically tested and the company makes no claims as to its actual efficiency. Sales of the product have been only minimal and the company would like to enter the market with products and/or a device for persons suffering from psoriasis if it can raise the necessary funds. If it cannot raise such funds, we will either have to cease operations and/or look for a merger candidate.

                                  RISK FACTORS

     THE PURCHASE OF THE SECURITIES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK, INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISKS DESCRIBED BELOW. BEFORE SUBSCRIBING FOR THE SECURITIES OFFERED HEREBY, EACH PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

Our independent auditor has expressed concern over our ability to remain in business and if we go out of business your investment will be lost.

     In his report on our audited financial statements, our auditor has stated that there is a substantial doubt as to whether we will be able to remain in business for even the next twelve months. His concern is based upon our continued losses. While the Company doe have specific plans to have the funds necessary to implement our business plan, if his concerns are proven accurate, any investment in our securities will likely be lost.

We face competition from larger and better financial companies.

     The market made virility and potency products is enormous, including a major brand name. Also, this subject to rapid advancement in medical science and technology. We compete with entities which have far greater financial resources and greater numbers of qualified technical and sales and marketing personnel than the Company. There can be no assurance that we will be able to successfully compete for customers in our market.

There is only a limited market for our securities so any purchasers of the securities offered hereby may have difficulty reselling them.

     The Company's securities currently trade on the OTC Bulletin Board and trading volume generally is not at a high level. As a result, there is a limited market in the Company's securities and there can be no assurance that a more active market will develop. Accordingly, purchasers of the shares of Common Stock offered hereby may find that their investment is illiquid to a greater or lesser extent.

We need to increase marketing capability or our business will be unsustainable.

     In order to achieve growth, we will have to expand our marketing and sales and develop a network of marketing and sales representatives and/or acquire other companies. There can be no assurance that we will be able to build such a marketing staff or sales force, that the cost of establishing such a marketing staff or sales force will not exceed any product revenues, or that our direct sales and marketing efforts will be successful. Similarly, there can be no assurance that our Company will be able to acquire other companies or even if acquired, whether such acquisitions will be beneficial to us.

We have no liability insurance and any significant claim against our product could force us out of business.

     The marketing and sale of products of the type sold and proposed to be sold by the company entails a risk of product liability claims and claims of omission by consumers and others. While we have a general policy of disclaiming liability arising from the use of our product, we have no liability insurance covering these areas. In the event of a successful liability claim against us, lack of insurance coverage could have a material adverse effect on our ability to survive.

We are subject to the penny stock regulations which will make selling your shares of our common stock more difficult.

     Broker-dealer practices in connection with transactions in "penny stocks" are regulated by certain penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, broker-dealers who sell such securities to persons other than established customers and accredited investors (generally, those persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse), the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. Inasmuch as our securities are subject to the penny stock rules, purchasers of the common stock in this offering may find it more difficult to sell their shares.

General Risk Factors.

     While we have attempted to identify some of the risks you should evaluate when making a decision to invest in our securities, we are not prescient and it is impossible for use to identify in advance every possible thing that could go wrong. Suffice it to say that an investment in our securities is risky. You should also keep in mind that historically, a majority of all new businesses fail. Also, in effort to streamline this prospectus and make it more reader-friendly, the staff of the SEC has required us in the past to delete all risk factors that are not unique to us. It is important that you realize that there are other risk factors that are applicable to under-funded, startup companies that are not listed here.


                                 USE OF PROCEEDS

     None of the proceeds from the sale of securities offered herein will inure to the benefit of the company. Rather, all of such proceeds will belong solely to the selling stockholder.

                              SELLING SHAREHOLDERS

     The shares may be offered by the selling shareholder, our Chief Executive Officer since July 1, 2002, from time to time at prevailing market prices. The following table sets forth with respect to the selling shareholder: (i) the number of shares of common stock beneficially owned by him prior to the offering; (iii) the amount to be offered for his account; and (iv) the amount and percentage of the outstanding common stock to be owned by him after the offering if he sells all shares offered, and all other factors remain constant.

Name and                Securities Owned                                 Shares Owned After
Relationship            Before Offering            Shares Offered            Offering
Jacob Roth              3,600,000                  3,000,000                600,000

                              PLAN OF DISTRIBUTION

     The selling shareholder intends to sell the shares offered hereby from time to time for his own account in the open market at the prices prevailing therein or in individually negotiated transactions at such prices as may be agreed upon. The selling shareholder will bear all expenses with respect to the offering of shares by him except the costs associated with registering his shares under the Securities Act and preparing and printing this prospectus.


                                     EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 2002 have been audited by Mark Cohen, independent auditor, as stated in his report with respect thereto, and have been so included herein in reliance upon the report of such firm given on his authority as an expert in accounting and auditing.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 2002.

         (b) The Company's Quarterly Report on Form 10-QSB for the fiscal year ended October 31, 2002.

         (c) The Company's Quarterly Report on Form 10-QSB for the fiscal year ended January 31, 2003.

         (d) The Company's Quarterly Report on Form 10-QSB for the fiscal year ended April 30, 2003.

         (e) The description of the Common Stock contained in the Company's Registration Statement on Form 10-SB (File No. 0-25659, declared effective November 12, 1999).

     In addition, all reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of the filing of each such report or document.

     The Company will furnish without charge to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated herein by reference. Requests should be addressed to: Jacob Roth, 236 Broadway Avenue, Suite 201, Brooklyn, New York, 11211. Requests may also be made to Mr. Roth via telephone at (800) 775-0712 ext. 4144.

     Our  by-laws  and  our  certificate  of  incorporation   currently  provide
indemnification to our officers or directors for the maximum permitted by Delaware law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

                              AVAILABLE INFORMATION

The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith is obligated to file reports, proxy statements and other information with the Securities and Exchange Commission. Such Reports, proxy statements and other information filed by the company can be inspected at the Headquarters Office of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Room 1024, Washington, D.C. at prescribed rates. The Commission also maintains a Web Site that contains reports, proxy and information statements and other information regarding the company. This material can be found at http://www.sec.gov.


                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brooklyn, State of New York on this 26 day of June, 2003.

                                        VIRILITEC INDUSTRIES, INC.



                                        By: /s/ Bella Roth
                                            ----------------------
                                            Bella Roth
                                            President

                                POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bella Roth as true and lawful attorneys-in-fact, acting alone, with full powers of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments including any post-effective amendments, to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitutes, each acting alone, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                      Title                               Date
---------                                      -----                               ----
/s/ Jacob Roth                              CEO, Director                       June 26, 2003
--------------
Jacob Roth                                  (principal executive officer)


/s/ Bella Roth                              Chairman                            June 26, 2003
--------------
Bella Roth                                  (principal executive officer)


/s/ Moshe Lauffer.                          Treasurer, Director                 June 26, 2003
-----------------
Moshe Lauffer                               (principal financial and
                                             accounting officer)


                                            Director
---------------------
Arnold Lipton